Exhibit 99.A4
MIDCAP SPDR TRUST
PARTICIPANT AGREEMENT
     This Participant Agreement (the “Agreement”) is entered into between ALPS Distributors, Inc. (the “Distributor”)                      and (the “Participant”) and is subject to acceptance by The Bank of New York Mellon (the “Trustee”). The Trustee serves as the trustee of the Standard & Poor’s MIDCAP 400 Depositary Receipts (“MidCap SPDRs”) Trust (the “Trust”) pursuant to certain Standard Terms and Conditions of Trust dated as of April 1, 1995 and effective as of April 27, 1995 and the Trust Indenture dated April 27, 1995 (the “Trust Agreement”); and is an Index Receipt Agent as that term is defined in the rules of the National Securities Clearing Corporation (“NSCC”). The Distributor has been retained to provide certain services with respect to acting as principal underwriter of the Trust in connection with the creation and distribution of MidCap SPDRs. As specified in the MidCap SPDRs prospectus and the Trust Agreement, MidCap SPDRs may be created or redeemed only in aggregations of 25,000 MidCap SPDRs, referred to therein and herein as a “Creation Unit”. The Trust Agreement provides that Creation Units be issued in exchange for a Portfolio Deposit delivered by the Participant to the Trustee. Capitalized terms not otherwise defined herein are used herein as defined in the MidCap SPDRs prospectus or the Trust Agreement.
     This Agreement is intended to set forth certain premises and the procedures by which the Participant may create and/or redeem Creation Units (i) through the Continuous Net Settlement (“CNS”) clearing processes of NSCC as such processes have been enhanced to effect creations and redemptions of Creation Units, such processes being referred to herein as the “Trust Clearing Process,” or (ii) outside the Trust Clearing Process (i.e., through the facilities of the Depository Trust Company (“DTC”)). The parties hereto in consideration of the premises and of the agreements contained herein agree as follows:
1. STATUS OF PARTICIPANT. The Participant hereby represents, covenants and warrants that (i) with respect to orders for the creation or redemption of Creation Units by means of the Trust Clearing Process, it is a member of NSCC and a participant in the CNS System of NSCC (as defined in the Trust prospectus, a “Participating Party”); and (ii) with respect to orders for the creation or redemption of Creation Units outside the Trust Clearing Process, it is a DTC Participant (as defined in the Trust prospectus, a “DTC Participant”). The Participant may place orders for the creation or redemption of Creation Units either through the Trust Clearing Process or outside the Trust Clearing Process, subject to the procedures for creation and redemption referred to in paragraph 2 of this Agreement (“Execution of Orders”) and the procedures described in Attachment A hereto. Any change in the foregoing status of the

Participant shall terminate this Agreement, and the Participant shall give immediate notice to the Distributor and the Trustee of such change.
(a) If the Participant is offering or selling Shares of the Trust in jurisdictions outside the several states, territories and possessions of the United States (“US”) and is not otherwise required to be registered, qualified, or a member of the Financial Industry Regulatory Authority (“FINRA”), the Participant nevertheless agrees (i) to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (ii) to comply with the full disclosure requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the regulations promulgated thereunder and (iii) to conduct its business in accordance with the spirit of the FINRA NASD Conduct Rules.
(b) The Participant represents, covenants and warrants that it has established and presently maintains an anti-money laundering program (the “Program”) reasonably designed to prevent the Participant from being used as a conduit for money laundering or other illicit purposes or the financing of terrorist activities, and is in compliance with the Program and all anti-money laundering laws, regulations and rules now or hereafter in effect that are applicable to it, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT ACT”).
(c) The Participant understands and acknowledges that the method by which Creation Units of Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of Shares may be issued and sold by the Company on an ongoing basis, at any point a “distribution,” as such term is used in the 1933 Act, may be occurring. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant should review the “Continuous Offering” section of the SAI and consult with its own counsel in connection with entering into this Agreement and placing an Order (defined below). The Authorized Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus.
(d) The Participant has the capability to send and receive communications via authenticated telecommunication facility to and from the Distributor, the Custodian, and the Authorized Participant’s custodian. The Participant shall confirm such capability to the satisfaction of the

Distributor and the Custodian prior to placing its first Order with the Trustee (whether it is a Purchase Order or a Redemption Order).
2. EXECUTION OF ORDERS. All orders for the creation or redemption of Creation Units shall be handled in accordance with the terms of the Trust Shares prospectus, the Trust Agreement and the procedures described in Attachment A to this Agreement. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. In the event the procedures include the use of recorded telephone lines, the Participant hereby consents to such use. The Trustee reserves the right to issue additional or other procedures relating to the manner of creating or redeeming Creation Units, and the Participant and the Distributor agree to comply with such procedures as may be issued from time to time.
3. NSCC. Solely with respect to orders for the creation or redemption of Creation Units through the CNS Clearing Process, the Participant as a Participating Party hereby authorizes the Trustee to transmit to NSCC on behalf of the Participant such instructions, including share and cash amounts as are necessary with respect to the creation and redemption of Creation Units consistent with the instructions issued by the Participant to the Trust telephone representative identified in Attachment A hereto (the “Trust Telephone Representative”). The Participant agrees to be bound by the terms of such instructions issued by the Trustee and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.
4. TITLE TO SECURITIES; RESTRICTED SHARES. The Participant represents on behalf of itself and any party for which it acts that upon delivery of a portfolio of Deposit Securities to the Custodian in accordance with the terms of the Prospectus, the Trust will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or any party for which it is acting in connection with a Purchase Order or (ii) any provision of the 1933 Act, and any regulations thereunder (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction and (iii) no such securities are “restricted securities” as such term is used in Rule 144(a)(3)(i) promulgated under the 1933 Act.
5. FEES. In connection with the creation or redemption of Creation Units, the Trustee shall charge, and the Participant agrees to pay to the Trustee, the Transaction Fee prescribed in the Trust Shares prospectus applicable to creations or redemptions through the Trust Clearing Process, or the Transaction Fee and

such additional amounts as may be prescribed pursuant to the Trust Shares prospectus applicable to (i) creations or redemptions outside the Trust Clearing Process and (ii) creations within the Trust Clearing Process where the cash equivalent value of one or more Index Securities is being deposited in lieu of the inclusion of such Index Security in the securities portion of the Portfolio Deposit because the Participant is restricted by regulation or otherwise from investing or engaging in a transaction in such security. The Transaction Fee may be waived or otherwise adjusted from time to time subject to the provisions relating thereto and any limitations as prescribed in the Trust Shares prospectus and the Trust Agreement.
6. ROLE OF PARTICIPANT. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust, the Distributor, or the Custodian, in any matter or in any respect. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trust, the Distributor, the Custodian, or the Participant’s custodian or their designees concerning the performance of the Participant’s responsibilities under this Agreement.
(a) In executing this Agreement, the Participant agrees in connection with any purchase or redemption transactions in which it acts for a customer or for any other Participant or indirect participant, or any other shareholder in an underlying shares account (“Beneficial Owner”), that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.
(b) The Participant agrees to maintain records of all sales of Shares made by or through it and to furnish copies of such records to the Trust or the Distributor upon the request of the Trust or the Distributor.
7. AUTHORIZED PERSONS OF THE PARTICIPANT. Concurrently with the execution of this Agreement and from time to time thereafter, the Participant shall deliver to the Distributor and the Trustee, duly certified as appropriate by its secretary or other duly authorized official, a certificate setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or any other notice, request or instruction on behalf of the Participant (each, an “Authorized Person”). Such certificate may be accepted and relied upon by the Distributor and the Trustee as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Distributor and the Trustee of a superseding certificate bearing a subsequent date. The Trustee shall issue to each Authorized Person a unique personal identification number (“PIN Number”) by which such Authorized Person and the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Distributor and the Trustee and such notice shall be effective upon receipt by both the Distributor and the Trustee.
8. REDEMPTION. The Participant represents and warrants that it will not obtain a Submission Number (as defined in Attachment A) from the Trustee for the purpose of redeeming a Creation Unit unless it first ascertains that (a) it or its customer, as the case may be, owns outright the requisite number of Trust Shares to be redeemed and (b) such Trust Shares have not been loaned or pledged to another party nor are the subject of a repurchase agreement, securities lending agreement or such other arrangement which would preclude the delivery of such shares to the Trustee on a “regular way” basis.
9. BENEFICIAL OWNERSHIP. The Participant represents and warrants to the Distributor and the Trustee that either (i) it does not hold for the account of any single Beneficial Owner of Trust Shares, 80 percent (80%) or more of outstanding Trust Shares or (ii) if it does hold for the account of any single Beneficial Owner of Trust Shares, 80 percent (80%) or more of outstanding Trust Shares, that such a circumstance would not cause the Trust to have a basis in the Index Securities deposited with the Trust different from the market value of such Index Securities on the date of such deposit, pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. The Trustee shall have the right to require information from the Participant regarding Trust Share ownership and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent (80%) or more of outstanding Trust Shares by a Beneficial Owner as a condition to the acceptance of a Portfolio Deposit.
10. INDEMNIFICATION. This section 10 shall survive the termination of this Agreement.
(a) The Participant hereby agrees to indemnify and hold harmless the Distributor, the Trustee, the sponsor, the transfer agent, their respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Participant Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Participant Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement that relates to such Participant; (ii) any failure on the part of the Participant to perform any of its obligations set forth in the Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such Participant Indemnified Party in reliance upon any instructions issued in accordance with Attachment A hereto (as each may be amended from time to time) reasonably believed by the Distributor and/or the Trustee to be genuine and to have been given by the Participant, or (v)(1) any representation by the

Participant, its employees or its agents or other representatives about the Shares, any Participant Indemnified Party or the Trust that is not consistent with the Trust’s then-current Prospectus made in connection with the offer or the solicitation of an offer to buy or sell Shares and (2) any untrue statement or alleged untrue statement of a material fact contained in any research reports, marketing material and sales literature described herein or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such statement or omission relates to the Shares, any Participant Indemnified Party or the Trust, unless, in either case, such representation, statement or omission was made or included by the Participant at the written direction of the Trust or the Distributor or is based upon any omission or alleged omission by the Trust or the Distributor to state a material fact in connection with such representation, statement or omission necessary to make such representation, statement or omission not misleading. The Participant and the Distributor understand and agree that the Trust as a third party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Authorized Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Company. The Participant shall not be liable to the Participant Indemnified Party for any damages arising out of mistakes or errors in data provided to the Participant, or mistakes or errors by, or out of interruptions or delays of communications with the Participant Indemnified Parties due to any action of a service provider to the Trust.
(b) The Distributor hereby agrees to indemnify and hold harmless the Participant, its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Distributor Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such Distributor Indemnified Party in reliance upon any instructions issued or representations made in accordance with Attachment A hereto (as each may be amended from time to time) reasonably believed by the Participant to be genuine and to have been given by the Distributor, or (v) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement of the Trust as originally filed with the SEC or in any amendment thereof, or in any prospectus or any statement of additional information, or any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in connection with the Participant’s acting in its capacity as a Participant. The Distributor shall not be liable to any Distributor Indemnified Party for any damages arising out of mistakes or errors in data provided to the Distributor, or mistakes or errors by, or out of interruptions or delays of communications with the Distributor Indemnified Parties, due to any action of a service provider to the Trust.
(c) This Section 10 shall not apply to the extent any such losses, liabilities, damages, costs and expenses are incurred as a result or in connection with any gross negligence, bad faith or willful misconduct on the part of the Participant Indemnified Party or the Distributor Indemnified Party, as the case may be. The term “affiliate” in this Section 10 shall include, with respect to any person, entity or organization, any other person, entity or organization which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, entity or organization.
11.	LIMITATION OF LIABILITY. The Distributor and the Trustee undertake to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against the Distributor or the Trustee.
(a) In the absence of bad faith, negligence or willful misconduct on its part, neither the Distributor, nor the Trustee, whether acting directly or through agents or attorneys as provided in paragraph (d) below, shall be liable for any action taken, suffered or omitted or for any error of judgment made by any of them in the performance of their duties hereunder. Neither the Distributor nor the Trustee shall be liable for any error of judgment made in good faith unless the party exercising such shall have been negligent in ascertaining the pertinent facts necessary to make such judgment. In no event shall the Distributor or the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Distributor or the Trustee be liable for the acts or omissions of DTC, NSCC or any other securities depository or clearing corporation.
(b) Neither the Distributor nor the Trustee shall be responsible or liable for any failure or delay in the performance of their obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software)

or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions.
(c) The Distributor and the Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and upon any written or oral instruction, notice, request, direction or consent reasonably believed by them to be genuine.
(d) The Trustee shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder, except as may be required as a result of its own gross negligence, willful misconduct or bad faith.
(e) Tax Liability. To the extent any payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or any other similar tax or government charge applicable to the creation or redemption of any Creation Unit of Shares of the Trust made pursuant to this Agreement is imposed, the Participant shall be responsible for the payment of such tax or government charge regardless of whether or not such tax or charge is imposed directly on the Participant. To the extent the Trust or the Distributor is required by law to pay any such tax or charge, the Authorized Participant agrees to promptly indemnify such party for any such payment, together with any applicable penalties, additions to tax or interest thereon.
12.	TRUSTEE CAPACITY. The parties acknowledge that the Trustee is acting in its capacity hereunder as trustee in accordance with and pursuant to the Trust Agreement and not in its general corporate capacity. The parties further acknowledge that neither the Trustee nor any of its officers, directors, employees or affiliates shall be personally liable for any obligation or liability hereunder.

13.	ACKNOWLEDGMENT. The Participant acknowledges receipt of the Trust Shares prospectus and represents it has reviewed such document and understands the terms thereof.

14.	NOTICES. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram or facsimile or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to the Trustee shall be given or sent as follows: The Bank of New York Mellon, 2 Hanson Place, Brooklyn, NY 11217,

Attn: Jarvis Joseph. All notices to the Participant and the Distributor shall be directed to the address or telephone, facsimile or telex numbers indicated below the signature line of such party.

15. TERMINATION AND AMENDMENT. This Agreement shall become effective in this form as of the date accepted by the Trustee and may be terminated at any time by any party upon thirty (30) day prior notice to the other parties (i) unless earlier terminated by the Trustee or Distributor in the event of a breach of this Agreement or the procedures described herein by the Participant or (ii) in the event that the Trust is terminated pursuant to the Trust Agreement. This Agreement supersedes any prior agreement between the parties. This Agreement may be amended by the Distributor without consent of any Beneficial Owner from time to time by the following procedure. The Distributor will mail a copy of the amendment to the Trustee and the Participant. For the purposes of this Agreement, mail will be deemed received by the recipient thereof on the third (3rd) day following the deposit of such mail into the U.S. postal system. If neither the Trustee nor the Participant objects in writing to the amendment within ten (10) days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

16. REPRESENTATIONS REGARDING TRUST SHARES. The Participant shall not make, or permit any representative to make, in connection with any sale or solicitation of a sale of Trust Shares, any representations concerning Trust Shares except those contained in the then current prospectus and in printed information approved by the Distributor and the Trust as information supplemental to such prospectus. Copies of the then current prospectus and any such printed supplemental information will be supplied by the Distributor to the Participant in reasonable quantities upon request.

17. COUNTERPARTS. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all shall constitute but one and the same instrument.

18. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws thereof.

19. SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

20. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties, except that any entity into which a party hereto may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion, or consolidation to which such party hereunder shall be a party, or any entity succeeding to all or substantially all of the business of the party, shall be the successor of the party under this Agreement. The party resulting from any such merger, conversion, consolidation or succession shall notify the other parties hereto of the change. Any purported assignment in violation of the provisions hereof shall be null and void.

21. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

22. ENTIRE AGREEMENT. This Agreement, along with any other agreement or instrument delivered pursuant to this Agreement, supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

23. SEVERANCE. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, unless the Distributor determines in its discretion, after consulting with the Company, that the provision of this Agreement that was held invalid, illegal or unenforceable does affect the validity, legality or enforceability of one or more other provisions of this Agreement, and that this Agreement should not be continued without the provision that was held invalid, illegal or unenforceable, and in that case, upon the Distributor’s notification of the Trust of such a determination, this Agreement shall immediately terminate and the Distributor will so notify the Participant immediately.

24. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

25. SURVIVAL. Section 10 (Indemnification) hereof shall survive the termination of this Agreement.

26. OTHER USAGES. The following usages shall apply in interpreting this Agreement: (i) references to a governmental or quasigovernmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of such agency, authority or instrumentality; and (ii) “including” means “including, but not limited to.”

ALPS DISTRIBUTORS, INC.

BY:

NAME:
TITLE:
ADDRESS:	1290 Broadway, Suite 1100
Denver, CO 80203

TELEPHONE:	303.623.2577
FACSIMILE:	303.623.7850

Insert Name

BY:

NAME:

TITLE:

ADDRESS:

TELEPHONE:

FACSIMILE:

ACCEPTED BY:
THE BANK OF NEW YORK MELLON
ON BEHALF OF THE MIDCAP SPDRS TRUST, AS TRUSTEE OF SUCH TRUST

BY:

NAME:
TITLE:
ADDRESS:	1 Wall Street
New York, NY 10286

TELEPHONE: 212.635.6373
FACSIMILE:

DATED:

ATTACHMENT A
     This document supplements the MidCap SPDR Trust (the “Trust”) Shares prospectus and the Trust Agreement, and is an attachment to the MidCap SPDR Trust Participant Agreement with respect to the procedures to be used by (i) the Distributor and the Trustee in processing an order for the creation of Trust Shares and (ii) the Trustee in processing a request for the redemption of Trust Shares, and (iii) the Participants and the Trustee in delivering or arranging for the delivery of requisite cash payments, Portfolio Deposits or Trust Shares, as the case may be, in connection with the submission of orders for creation or requests for redemption.
     A Participant is first required to have signed the Trust Participant Agreement. Upon acceptance of the Trust Participant Agreement by the Trustee, the Trustee will assign a personal identification number (“PIN”) to each Authorized Person authorized to act for the Participant. This will allow a Participant through its Authorized Person(s) to place an order with respect to Trust Shares.
I. TO PLACE AN ORDER FOR CREATION OR REDEMPTION OF TRUST SHARES
1. Call to Receive a Submission Number. An Authorized Person for the Participant will call the Trust Telephone Representative at (212) 815-4520 not later than the closing time of the regular trading session on The Nasdaq Stock Market (the “Nasdaq Closing Time”) (ordinarily 4:00 p.m. New York time) to receive a “Submission Number.” Upon verifying the authenticity of the caller (as determined by the use of the appropriate PIN Number) and the terms of the order for creation or request for redemption, the Trust Telephone Representative will issue a unique Submission Number. All orders with respect to the creation or redemption of Trust Shares are required to be in writing and accompanied by the designated Submission Number. Incoming telephone calls are queued and will be handled in the sequence received. The Participant must receive a Submission Number prior to NYSE Closing Time for its order to be processed that business day. INCOMING CALLS THAT ARE ATTEMPTED LATER THAN THE NASDAQ CLOSING TIME WILL NOT BE ACCEPTED.
2. Assemble the Submission. The Authorized Person submitting an order to create or a request to redeem shall assemble (a) written instructions regarding such creation order or redemption request, (b) the designated Submission Number and (c) the PIN Number in one document and transmit such document by facsimile or telex to the Trust Telephone Representative and the Distributor, as applicable, according to the procedures set forth below in subsection 3. The document so transmitted is hereinafter referred to as the “Submission”, and the Business Day on which a Submission is made is hereinafter referred to as the “Transmittal Date”.
     NOTE THAT THE TELEPHONE CALL IN WHICH THE SUBMISSION NUMBER IS ISSUED INITIATES THE ORDER PROCESS BUT DOES NOT ALONE CONSTITUTE THE

ORDER. AN ORDER OR REQUEST IS ONLY COMPLETED AND PROCESSED UPON RECEIPT OF THE SUBMISSION.
3. Transmit the Submission. A Submission Number is only valid for a limited time. The Submission for either creations or redemptions of Trust Shares must be sent by facsimile or telex to the Trust Telephone Representative and the Distributor, as applicable, within 15 minutes of the issuance of the Submission Number. In the event that the Submission is not received within such time period, the Trust Telephone Representative will use commercially reasonable efforts to contact the Participant to request immediate transmission of the Submission.
(a) In the case of a Submission for creation, unless the Submission is received by the Trust Telephone Representative with a copy to the Distributor upon the earlier of within (i) 15 minutes of contact with the Participant or (ii) 15 minutes after the Nasdaq Closing Time, the Submission will be deemed invalid.
(b) In the case of a Submission for redemption, unless such Submission is received by the Trust Telephone Representative within (i) 15 minutes of contact with the Participant or (ii) 15 minutes after the Nasdaq Closing Time, whichever is earlier, such order for redemption contained therein shall be Deemed Received (as hereinafter defined in Section IV) by the Trustee on the Business Day following such Transmittal Date in accordance with the procedures set forth in Section IV(2) and (4) hereof.
4. Await Receipt of Confirmation.
(a) Trust Clearing Process-Creation Orders. The Distributor shall issue to both the Participating Party and the Trustee a confirmation of acceptance of an order to create Trust Shares in Creation Unit size aggregations through the Trust Clearing Process within 15 minutes of its receipt of a Submission received in good form. In the event the Participating Party does not receive a timely confirmation from the Distributor, it should contact the Distributor and the Trust Telephone Representative at the business numbers indicated.
(b) Trust Clearing Process-Requests for Redemptions. The Trustee shall issue to the Participating Party a confirmation of acceptance of a request to redeem Trust Shares in Creation Unit size aggregations through the Trust Clearing Process within 15 minutes of its receipt of a Submission received in good order. In the event the Participating Party does not receive a timely confirmation from the Trustee, it should contact the Trustee directly at the business number indicated.
(c) Outside the Trust Clearing Process-Creation Orders. The Distributor shall issue to both the DTC Participant and the Trustee an acknowledgment of receipt of an order to create Trust Shares in Creation Unit size aggregations outside the Trust Clearing Process within 15 minutes of its receipt of a Submission received in good form. In the event the DTC Participant does not receive a timely acknowledgment from the Distributor, it should contact the Distributor and the Trust Telephone Representative at the business numbers indicated.
(d) Outside the Trust Clearing Process-Requests for Redemption. The Trustee shall issue to the DTC Participant an acknowledgment of receipt of an order to redeem Trust Shares in Creation Unit size aggregations outside the Trust Clearing Process within 15 minutes of its receipt of a Submission received in good form. In the event the DTC Participant does not receive a timely acknowledgment from the Trustee, it should contact the Trustee directly at the business number indicated.

II.	PARTICIPANTS’ RESPONSIBILITY FOR DELIVERING OR EFFECTING THE DELIVERY OF REQUISITE PORTFOLIO DEPOSITS OR TRUST SHARES AND CASH PAYMENTS IN CONNECTION WITH ORDERS FOR CREATION OR REQUESTS FOR REDEMPTION
1. Trust Clearing Process-Creation Orders. The Participating Party notified of confirmation of an order to create Trust Shares through the Trust Clearing Process shall be required to transfer or arrange for the transfer of (a) the requisite Index Securities (or contracts to purchase such Index Securities expected to be delivered through NSCC by the “regular way” settlement date) and (b) the Cash Component, if any, to the Trustee by means of the Trust Clearing Process so as to be received no later than on the “regular way” settlement date following the Business Day on which such order is Deemed Received by the Distributor as set forth below in Section IV.
2. Trust Clearing Process — Redemption Requests. The Participating Party notified of confirmation of a request to redeem Trust Shares through the Trust Clearing Process shall be required to transfer or arrange for the transfer of the requisite Trust Shares and the Cash Redemption Amount, if any, to the Trustee by means of the Trust Clearing Process so as to be received no later than on the “regular way” settlement date following the Business Day on which such order is Deemed Received by the Trustee as set forth below in Section IV.
3. Outside the Trust Clearing Process — Creation Orders. The DTC Participant notified of acknowledgment of an order to create Trust Shares outside the Trust Clearing Process shall be required to effect a transfer to the Trustee of (a) the requisite Index Securities through DTC so as to be received by the Trustee no later than 11:00 a.m. on the next Business Day immediately following the Business Day on which such order is Deemed Received by the Distributor as set forth below in Section IV, in such a way as to replicate the Portfolio Deposit established on the Transmittal Date by the Trustee and (b) the Cash Component, if any, through the Federal Reserve Bank wire system so as to be received by the Trustee by 1:00 p.m. on the next Business Day immediately following the day such order is Deemed Received. If the Trustee does not receive the Index Securities by 11:00 a.m. and the Cash Component, if any, by 1:00 p.m. on the Business Day immediately following the day such order is Deemed Received, the creation order contained in such Submission shall be canceled. Upon written notice to the Distributor and the Trust Telephone Representative, the DTC Participant may resubmit such canceled order on the following Business Day using a Portfolio Deposit as newly constituted.
4. Outside the Trust Clearing Process — Redemption Requests. The DTC Participant notified of acknowledgment of a request to redeem Trust Shares outside the Trust Clearing Process shall be required to effect a transfer to the Trustee of (a) the requisite number of Trust Shares through DTC no later than the Nasdaq Closing Time on the Business Day on which such order is Deemed Received by the Trustee and (b) the Cash Redemption Amount, if any, through the Federal Reserve Bank wire system by no later than 1:00 p.m. on the next Business Day immediately following the Business Day on which such order is Deemed Received by the Trustee.
5. Transaction Fee. In connection with the creation or redemption of Creation Units, the Trustee shall charge, and the Participant agrees to pay to the Trustee, the Transaction Fee prescribed in the Trust Shares prospectus applicable to (i) creations or redemptions through the Trust Clearing Process, or the Transaction Fee and such additional amounts as may be prescribed pursuant to the Trust Shares prospectus applicable to creations or redemptions outside the Trust Clearing Process and (ii) creations within the Trust Clearing Process where the cash equivalent value of one or more Index Securities is being deposited in lieu of the inclusion of such Index Security in the securities portion of the Portfolio Deposit because the Participant is restricted by regulation or otherwise from investing or engaging in a transaction in such security. Such Transaction Fee and additional amounts, if any, shall be included in the calculation of the Cash Component or Cash Redemption Amount payable or to be received, as the case may be, by the Participant in connection with the creation or redemption order.

III.	TRUSTEE’S RESPONSIBILITY FOR EFFECTING DELIVERY OF REQUISITE TRUST SHARES OR SECURITIES AND CASH PAYMENTS IN CONNECTION WITH ORDERS FOR CREATION OR REQUESTS FOR REDEMPTION.
1. Trust Clearing Process — Creation Order. After the Trustee has received notification of a Submission from the Distributor for a creation order for Trust Shares through the Trust Clearing Process which has been Deemed Received by the Distributor as set forth below in Section IV, the Trustee shall initiate procedures to transfer the requisite Trust Shares and the Cash Component, if any, through the Trust Clearing Process so as to be received by the creator no later than on the “regular way” settlement date following the Business Day on which the Submission is Deemed Received by the Distributor.
2. Trust Clearing Process — Redemption Requests. After the Trustee has received a Submission for a redemption request for Trust Shares through the Trust Clearing Process and Deemed Received such submission as set forth below in Section IV, the Trustee shall initiate procedures to transfer the requisite securities (or contracts to purchase such securities expected to be delivered through NSCC by the “regular way” settlement date) and the Cash Redemption Amount, if any, through the Trust Clearing Process so as to be received by the Beneficial Owner no later than on the “regular way” settlement date following the Business Day on which the Submission is Deemed Received by the Trustee.
3. Outside the Trust Clearing Process-Creation Orders. After the Trustee has received notification of a Submission from the Distributor for a creation order for Trust Shares outside the Trust Clearing Process which has been Deemed Received by the Distributor as set forth below in Section IV, the Trustee shall initiate procedures to transfer the requisite Trust Shares through DTC and the DTC Participants and the Cash Component, if any, through the Federal Reserve Bank wire system so as to be received by the creator no later than on the third (3rd) Business Day following the Business Day on which the Submission is Deemed Received by the Distributor.
4. Outside the Trust Clearing Process-Redemption Requests. After the Trustee has received a Submission for a redemption request for Trust Shares outside the Trust Clearing Process and Deemed Received such submission as set forth below in Section IV, the Trustee shall initiate procedures to transfer the requisite securities (or contracts to purchase such securities expected to be delivered within three Business Days) through DTC and the DTC Participants and the Cash Redemption Amount, if any, through the Federal Reserve Bank wire system so as to be received by the Beneficial Owner no later than on the third (3rd) Business Day following the Business Day on which the Submission is Deemed Received by the Trustee.

IV.	PROCEDURES BY WHICH AN ORDER TO CREATE OR A REQUEST TO REDEEM SHALL BE “DEEMED RECEIVED.”
1. Trust Clearing Process-Creation Orders. An order to create Trust Shares through the Trust Clearing Process shall be “Deemed Received” by the Distributor on the Transmittal Date only if (a) the Submission containing such order is in proper form and (b) such Submission is received by the Distributor no later than the time on such Transmittal Date as set forth in Section I(3)(a) hereof. Orders to create Trust Shares contained in Submissions transmitted after such time on a Transmittal Date shall be deemed invalid.
2. Trust Clearing Process-Redemption Requests. A request to redeem Trust Shares through the Trust Clearing Process shall be Deemed Received by the Trustee on the Transmittal Date only if (a) the Submission containing such request is in proper order and (b) such Submission is received by the Trustee no later than the time on such Transmittal Date as set forth in Section I(3)(b) hereof. Requests to redeem Trust Shares contained in Submissions transmitted after such time on a Transmittal Date shall be “Deemed Received” by the Trustee on the next Business Day immediately following such Transmittal Date.
3. Outside the Trust Clearing Process-Creation Orders. An order to create Trust Shares outside the Trust Clearing Process shall be Deemed Received by the Distributor on the Transmittal Date only if: (a) the Submission containing such order is in proper form, (b) such Submission is received by the Distributor no later than the time on such Transmittal Date as set forth in Section I(3)(a) hereof, (c) the requisite number of Index Securities is transferred through DTC to the account of the Trustee by no later than 11:00 a.m. on the Business Day next following the Transmittal Date and (d) the cash equal to the Cash Component, if any, is transferred via the Federal Reserve Bank wire system to the account of the Trustee by no later than 1:00 p.m. on the Business Day next following the Transmittal Date. If either the Submission, the requisite Index Securities or the cash equal to the Cash Component is not received by the Trustee within the time periods set forth above, such order shall be deemed invalid.
4. Outside the Trust Clearing Process — Redemption Requests. A request to redeem Trust Shares outside the Trust Clearing Process shall be Deemed Received by the Trustee on the Transmittal Date only if (a) the Submission containing such request is in proper form, (b) such Submission is received by the Trustee no later than the time as set forth in Section I(3)(b) hereof, (c) the requisite number of Trust Shares is transferred via DTC to the account of the Trustee by the Nasdaq Closing Time on such Transmittal Date and (d) the Cash Redemption Amount owed to the Trustee, if any, is received by the Trustee no later than 1:00 p.m. of the Business Day next following such Transmittal Date. If either the Submission, the Trust Shares or cash equal to the Cash Redemption Amount, if any, is not received by the Trustee within the time periods set forth above, such redemption request shall be Deemed Received by the Trustee on the Business Day on which both the Submission and the requisite number of Trust Shares are delivered to the Trustee within the proper time periods as set forth above; provided that the Cash Redemption Amount, if any, is then paid on the next Business Day within the time period set forth above.
5. Ambiguous Instructions. In the event that a Submission contains terms that differ from the information provided in the telephone call at the time of issuance of the Submission Number, the Trust Telephone Representative will attempt to contact the Participant to request confirmation of the terms of the order. If an Authorized Person confirms the terms as they appear in the Submission then the Submission will be accepted and processed. If an Authorized Person contradicts its terms, the Submission will be deemed invalid, and a corrected Submission must be received by the Trust Telephone Representative and the Distributor, as applicable, not later than the earlier of (i) within 15 minutes of such contact with the Participant or (ii) 15 minutes after the Nasdaq Closing Time. If the Trust Telephone Representative is not able to contact an Authorized Person, then the Submission shall be accepted and processed in accordance with its terms notwithstanding any inconsistency from the terms of the telephone information. In the event that a Submission contains terms that are illegible, the Submission will be deemed invalid and the Trust Telephone Representative will attempt to contact the Participant to request retransmission of the Submission. A corrected Submission must be received by the Trust Telephone Representative, and the Distributor, as applicable, not later than the earlier of (i) within 15 minutes of such contact with the Participant or (ii) 15 minutes after the Nasdaq Closing Time.
6. Suspension or Rejection of an Order. The Distributor or Trustee reserves the right to suspend a Submission in the event that its acceptance would appear to result in the Participant or a Beneficial Owner owning 80 percent (80%) or more of all outstanding Trust Shares and if pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, such a circumstance would result in the Trust having a basis in the securities deposited different from the market value of such securities on the date of deposit. In such event, the Distributor or the Trust Telephone Representative will attempt to contact an Authorized Person for purposes of confirmation of the fact that with respect to such Participant no Beneficial Owner would own 80 percent (80%) or more of all outstanding Trust Shares upon execution of the Submission or that such a circumstance would not result in the Trust having a basis in the securities deposited different from the market value of such securities on the date of deposit. In the event that (i) the Distributor or the Trust Telephone Representative is unable to contact an Authorized Person or (ii) the Participant fails to transmit an identical Submission containing a representation and warranty .as to such fact, then the Submission shall be deemed invalid.
     The Trustee further reserves the absolute right to reject a creation order transmitted to it by the Distributor in respect of any Portfolio Deposit or any component thereof if (a) the Portfolio Deposit is not in proper form; (b) acceptance of the Portfolio Deposit would have certain adverse tax consequences; (c) the acceptance of the Portfolio Deposit would, in the opinion of counsel, be unlawful; (d) the acceptance of the Portfolio Deposit would otherwise, in the discretion of the Trustee, have an adverse affect on the

Trust or the rights of Beneficial Owners; or (e) in the event that circumstances outside the control of the Trustee make it for all practical purposes impossible to process creations of Trust Shares. The Trustee will provide notice of its reasons for rejection of a creation order in respect of a Portfolio Deposit or any component thereof. The Trustee, the Distributor and the Sponsor shall not incur any liability in connection with any notification of defects or irregularities in the delivery of Portfolio Deposits or any component thereof or in connection with the rejection of a creation order.

V. AUTHORIZED PERSONS

Date:
[Address of the AP]
Attn: MidCap SPDR Trust Authorized Participant Agreement
The Bank of New York Mellon
2 Hanson Place, 12th floor
Brooklyn, NY 11217
Attn: ETF Services
Re: Authorized Persons for [THE NAME OF THE AP] under MidCap SPDR Trust Authorized Participant Agreement (the “Agreement”)
Ladies and Gentlemen:
     Pursuant to the Agreement, following are the names and signatures of all Authorized Persons (as defined in the Agreement).

Name	Signature	Phone	Email

Please provide PIN numbers for those listed above.

Very truly yours,

Corp Seal

Name:
Title: